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                    STATE ELECTRICITY COMMISSION OF VICTORIA

                                       and

                              THE STATE OF VICTORIA

                                       and

                            POWER PARTNERSHIP PTY LTD
                                 ACN 070 061 282

                                       and

                                 THE COVENANTORS





                 _______________________________________________

                                POWER PARTNERSHIP

                              Share Sale Agreement
                        relating to UNITED ENERGY LIMITED
                 _______________________________________________





                           Freehill Hollingdale & Page
                                   Solicitors
                               101 Collins Street
                               Melbourne VIC 3000
                                    Australia

                            Telephone: (03) 288 1234
                            Facsimile: (03) 288 1567

                           Reference: PAFH/SMR/1737493

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                                TABLE OF CONTENTS

1.  DEFINITIONS AND INTERPRETATION . . . . . . . . . . . . . . . . . . . . .   2
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     1.3  Accounting Standards . . . . . . . . . . . . . . . . . . . . . . .  12

2.  SALE AND PURCHASE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.1  Sale of shares . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.2  Treasurer's Approval . . . . . . . . . . . . . . . . . . . . . . .  14
     2.3  Method of Payment. . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.4  Section 205. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.5  Franchise Fee Option . . . . . . . . . . . . . . . . . . . . . . .  14
     2.6  Subscription Option. . . . . . . . . . . . . . . . . . . . . . . .  15

3.  PRE COMPLETION MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.1  Asset Revaluation. . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.2  Dividend Payments. . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.3  Capitalisation of SECV Loan. . . . . . . . . . . . . . . . . . . .  16

4.  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.1  Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.2  Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.3  Refund by Seller . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.4  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.5  LIBOR Interest . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.6  Franchise Fee Deduction. . . . . . . . . . . . . . . . . . . . . .  18
     4.7  Tax Ruling . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

5.  COMPLETION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.1  Date for Completion. . . . . . . . . . . . . . . . . . . . . . . .  19
     5.2  Board meeting. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.3  Delivery of documents. . . . . . . . . . . . . . . . . . . . . . .  20
     5.4  Buyer's obligations at Completion. . . . . . . . . . . . . . . . .  20
     5.5  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.6  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

6.  POST COMPLETION MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.1  Repayment of Loans . . . . . . . . . . . . . . . . . . . . . . . .  23

7.  INTERDEPENDENCY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     7.1  Interdependency between Completion and post-Completion matters . .  23

8.  BALANCE SHEET. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     8.1  Preparation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     8.2  Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     8.3  Extension of Time. . . . . . . . . . . . . . . . . . . . . . . . .  24
     8.4  Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

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     8.5  Audit by Auditor-General . . . . . . . . . . . . . . . . . . . . .  24
     8.6  Access to books. . . . . . . . . . . . . . . . . . . . . . . . . .  24
     8.7  Review Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     8.8  Buyer's Accountants. . . . . . . . . . . . . . . . . . . . . . . .  25
     8.9  Circulation of balance sheet . . . . . . . . . . . . . . . . . . .  25
     8.10 Dispute Notice . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     8.11 Deemed Acceptance. . . . . . . . . . . . . . . . . . . . . . . . .  26
     8.12 Expert . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

9.  BUYER'S OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     9.1  Buyer's Warranties . . . . . . . . . . . . . . . . . . . . . . . .  26
     9.2  Continued Holding. . . . . . . . . . . . . . . . . . . . . . . . .  27
     9.3  Buyer's Undertakings . . . . . . . . . . . . . . . . . . . . . . .  28
     9.4  Buyer's Indemnity. . . . . . . . . . . . . . . . . . . . . . . . .  28
     9.5  Duty Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . .  28

10.  CROSS OWNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

11.  EMPLOYEE EQUITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

12.  SELLER'S WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     12.1 Giving of Warranties . . . . . . . . . . . . . . . . . . . . . . .  29
     12.2 Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     12.3 Acknowledgment . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     12.4 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     12.5 Ability to claim . . . . . . . . . . . . . . . . . . . . . . . . .  31
     12.6 Limitation on claims . . . . . . . . . . . . . . . . . . . . . . .  32
     12.7 Quantification of Claims . . . . . . . . . . . . . . . . . . . . .  32
     12.8 State Equivalent Tax . . . . . . . . . . . . . . . . . . . . . . .  33

13.  INDEMNITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     13.1 Tax Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     13.2 Indemnity for breach . . . . . . . . . . . . . . . . . . . . . . .  33
     13.3 Claims procedure . . . . . . . . . . . . . . . . . . . . . . . . .  33

14.  ACTION PENDING COMPLETION . . . . . . . . . . . . . . . . . . . . . . .  34
     14.1 Carrying on of business. . . . . . . . . . . . . . . . . . . . . .  34
     14.2 Buyer's Representative . . . . . . . . . . . . . . . . . . . . . .  35
     14.3 Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     14.4 EBA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     14.5 Draft Contracts. . . . . . . . . . . . . . . . . . . . . . . . . .  36

15.  ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     15.1 Legal requirements . . . . . . . . . . . . . . . . . . . . . . . .  36
     15.2 Disclosure to officers and professional advisers . . . . . . . . .  37
     15.3 Further publicity. . . . . . . . . . . . . . . . . . . . . . . . .  37
     15.4 Company's compliance with Electricity Act. . . . . . . . . . . . .  37

16.  DUTIES, COSTS AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . .  37
     16.1 Payment of Duty. . . . . . . . . . . . . . . . . . . . . . . . . .  37

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     16.2 Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     16.3 Costs and expenses . . . . . . . . . . . . . . . . . . . . . . . .  37
     16.4 Costs of performance . . . . . . . . . . . . . . . . . . . . . . .  38

17.  COVENANTORS' UNDERTAKINGS . . . . . . . . . . . . . . . . . . . . . . .  38
     17.1 Undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     17.2 Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     17.3 Warranties of the Covenantors. . . . . . . . . . . . . . . . . . .  38

18.  STATE'S GUARANTEE AND INDEMNITY . . . . . . . . . . . . . . . . . . . .  39
     18.1 Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     18.2 Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     18.3 Extent of guarantee and indemnity. . . . . . . . . . . . . . . . .  39
     18.4 Avoidance of payments. . . . . . . . . . . . . . . . . . . . . . .  40
     18.5 Continuing guarantee and indemnity . . . . . . . . . . . . . . . .  40
     18.6 Warranties of the State. . . . . . . . . . . . . . . . . . . . . .  41

19.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     19.1 General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     19.2 Legibility of facsimile transmission . . . . . . . . . . . . . . .  43

20.  CONTINUED ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

21.  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     21.1 Governing law and jurisdiction . . . . . . . . . . . . . . . . . .  44
     21.2 Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     21.3 Variation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     21.4 Further assurances . . . . . . . . . . . . . . . . . . . . . . . .  45
     21.5 Specific performance . . . . . . . . . . . . . . . . . . . . . . .  45
     21.6 Third party rights . . . . . . . . . . . . . . . . . . . . . . . .  45
     21.7 This agreement supersedes others . . . . . . . . . . . . . . . . .  45

THIS SHARE SALE AGREEMENT is made on 7 August 1995 between the following parties:

1. STATE ELECTRICITY COMMISSION OF VICTORIA of 15 William Street, Melbourne ("Seller");

2. THE HONOURABLE ALAN ROBERT STOCKDALE in his capacity as Treasurer of the State of Victoria for and on behalf of the Crown in right of the State ("State");

3. POWER PARTNERSHIP PTY LIMITED ACN 070 061 282 of Level 27, 530 Collins Street, Melbourne, Victoria in its capacity as Buyer and Asset Buyer; and

4. UTILICORP UNITED INC. of 911 Main Street, Suite 3000, Kansas City, Missouri, 64105 United States of America ("Utilicorp"); STATE AUTHORITIES SUPERANNUATION BOARD a corporation incorporated under the Superannuation Administration Act 1991, of Level 20, 83 Clarence Street, Sydney, New South Wales ("State Authorities"); and AUSTRALIAN MUTUAL PROVIDENT SOCIETY ARBN 008 387 371 of 33 Alfred Street, Sydney, New South Wales ("AMP") (individually a "Covenantor" and together "Covenantors").

RECITALS:

A. A consortium comprised of the Covenantors was chosen by the State as the successful bidder for the Company.

B. The parties have agreed to effect the following transactions in the following sequence:

     (a) the Buyer and the State will endeavour to procure the amendment of the ANZ Facility, so that it may be drawn by both the Company and the Buyer. The Buyer will ensure that the AMP facility and the DB/NAB facility or equivalent alternate facilities are available to both the Company and the Buyer at Completion;

     (b) the Company will capitalise $4 million of the SECV Loan into ordinary shares of the Company;

     (c)  the Company will revalue the Licences to $600 million;

     (d) out of the asset revaluation reserve created on the revaluation of the Licences, the Company will declare a dividend of $600 million to be satisfied by the issue to the Seller of Redeemable Preference Shares;

     (e)  the Asset Buyer will draw down the ANZ Facility and the AMP Facility;

     (f) the Asset Buyer will buy the Excluded Assets for $950.5 million of which $903.083 million is to be paid immediately and the balance of $47.417 million will remain outstanding;

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                                        2

     (g) the Company will declare and pay a dividend to the Seller of $85.9 million being part of the profit on the sale of the Excluded Assets and in respect of the profits of the Company for the year ending 30 June 1995;

     (h) the Seller shall sell the Shares (including the Redeemable Preference Shares) to the Buyer under this agreement;

     (i) the Company will redeem the Redeemable Preference Shares for $600 million;

     (j) the Company shall purchase the Excluded Assets from the Asset Buyer under the Asset Purchase Agreement;

     (k)  the Asset Buyer will repay the ANZ Facility and the AMP Facility;

     (l) the Company will draw down the ANZ Facility and the AMP Facility and the Buyer will subscribe for the UEL debentures;

     (m)  the Company will repay the SECV Loan and the TCV Loan;

     (n) the Asset Buyer will pay to the Company $47.417 million outstanding from the sale of the Assets to the Buyer; and

     (o) the Company will draw down on a new Facility to refinance all or part of the facilities referred to in paragraph (k) above;

     provided, however, that in the event that the new facility referred to in paragraph (o) above is available at Completion, then the new facility will be substituted for the ANZ Facility and the AMP Facility in paragraphs (e) and (k) above, and the refinancing described in paragraph (o) will be unnecessary, with the result that the State and the Seller receive a total consideration of $1,510 million to $1,550 million, subject to adjustment under clause 4.6.

C. The State agrees to guarantee the obligations of the Seller under this agreement.

D. The Covenantors agree to give undertakings to fund (by way of debt and equity) the obligations of the Buyer under this agreement to pay the Purchase Price payable under this agreement.

THE PARTIES AGREE as follows:

                       1.  DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

In this agreement:

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                                        3

"ACCOUNTING STANDARDS" means the accounting standards and practices determined under clause 1.3.

"ADVISERS" means all of the advisers of the State or the Seller in relation to the sale of the Company and all other transactions contemplated by this agreement including without limitation, CS First Boston Australia Limited, KPMG, KPMG Corporate Finance (Vic.) Pty Ltd, Freehill Hollingdale & Page and Mallesons Stephen Jaques.

"ALLOCATION STATEMENT" means, in relation to the Company, any Statement which, for the purposes of section 117 or 137 of the Electricity Act, is an allocation statement pursuant to which any property, rights or liabilities of Electricity Services Victoria or a municipal electrical undertaking were vested in the Company and include:

(a) the Electricity Services Victoria allocation statement of dated 29 September 1994 (as amended on 7 March 1995 and 4 August 1995) (the "ESV Allocation Statement"); and

(b)  the MEU allocation statement dated 29 September 1994 (as amended on 7 March
     1995).

"AMP FACILITY" means the $360 million loan facility to be provided to the Asset Buyer and the Company by AMP.

"ANZ FACILITY" means the $575 million loan facility of the Company dated 30 June 1995;

"APPROVAL DATE" means the date on which the Company is able to give the Financial Assistance, being:

(a)  (where no application is made under section 205(12) of the Corporations
     Law) the first Business Day after the 21 day notice period referred to in section 205(12) has expired;

(b) (where an application is or applications are made under section 205(12) of the Corporations Law) the first Business Day after:

     (1)  the application or each application has been withdrawn; or

     (2)  the Court has approved the giving of the Financial Assistance,

whichever applicable date first occurs.

"ASSET BUYER" means the Buyer in its capacity as Asset Buyer under the Asset Sale Agreement.

"ASSET SALE AGREEMENT" means the agreement so titled of today's date entered into between the Company and the Buyer under which the Buyer shall acquire the Excluded Assets.

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                                        4

"ASSET PURCHASE AGREEMENT" means the agreement so titled of today's date entered into between the Asset Buyer and the Company under which the Company shall purchase the Excluded Assets.

"AUDITOR-GENERAL" means the Auditor-General for the State.

"AUTHORIZATION" includes:

(a) any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency; and

(b) in relation to anything which may be proscribed or restricted in whole or in part by law or otherwise if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, registration or other notification of anything, the expiration of that period without the intervention or action by that Governmental Agency.

"BALANCE SHEET" means the balance sheet of the Company as at 30 June 1995 accepted in accordance with clause 8.

"BORROWING ACT" means the Borrowing and Investment Powers Act 1987.

"BUSINESS" means the businesses of the distribution of electricity, the retail sale of electricity and the provision of related field, technical and engineering services carried on by the Company in the State of Victoria.

"BUSINESS DAY" means a day on which banks are open for business in Melbourne, excluding a Saturday or a Sunday or a public holiday.

"BUYER" means Power Partnership Pty Limited ACN 070 061 282.

"BUYER'S ACCOUNTANT" has the meaning given to that term in clause 8.8.

"BUYER'S ADVISERS" means all the advisers (being individual persons and not firms) of the Buyer and/or the Covenantors as at the date of this agreement in relation to the sale of the Company who, in accordance with the Confidentiality Deeds, entered into undertakings contemplated by that Deed.

"BUYER'S WARRANTIES" means the warranties and representations of the Buyer set out in clause 9.1.

"COMPANY" means United Energy Limited ACN 064 651 029.

"COMPANY'S FUND" means that part of the Victorian Electricity Industry Superannuation Fund which relates to the Company, details of which are set out in schedule 7.

"COMPLETION" means completion of the sale and purchase of the Shares under clause 5.

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                                        5



"COMPLETION DATE" means the first Business Day after the Approval Date, or such other date as may be agreed in writing between the parties.

"CONFIDENTIALITY DEED" means the Deed of Confidentiality and Terms of Participation entered into between the Company, the State and others.

"CONTROL" has the same meaning as that in parts 3.6 and 3.7 of the Corporations Law.

"CONTROLLING GROUP MEMBER" has the meaning given to that term in clause
5.4(d)(4).

"DATA ROOM DOCUMENTATION" means all documentation contained in the data room and listed in:

(a)  the Project Genesis Data Room Index dated 25 May 1995; and

(b)  the Project Genesis Supplementary Data Room Index Sheets numbered 1 to 21.

"DECEMBER ACCOUNTS" means the financial statements of the Company comprising:

(a)  the audited balance sheet of the Company as at 31 December 1994;

(b) the audited profit and loss account and statement of cash flows of the Company for the six months ended on 31 December 1994; and

(c)  any notes attached to and forming part of those financial statements,

a copy of which is set out in annexure A.

"DISCLOSURES" means the information described in schedule 2.

"DISPOSE OF" incudes transfer, sell or otherwise dispose of any right, title or interest in or otherwise allow any person to acquire a Relevant Interest in, but does not include the giving of any Security Interest to a bank or other financial institution.

"DISPUTE NOTICE" has the meaning given to that term in clause 8.10.

"DISTRIBUTION COMPANIES" means Powercor Australia Limited, Solaris Power Limited, CitiPower Limited and Eastern Energy Limited.

"DISTRIBUTION LICENCE" means the distribution licence issued to the Company by the Office of the regulator-General on 3 October 1994, as amended on 7 August 1995.

"DOLLARS" "A$" and "$" means the lawful currency of the Commonwealth of Australia.

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                                        6

"DRAFT BALANCE SHEET" means the:

(a)  unaudited draft balance sheet of the Company as at 30 June 1995; and

(b)  any notes attached to and forming part of that balance sheet,

a copy of which is set out in annexure C.

"DUTY" means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax.

"ELECTRICITY ACT" means the Electricity Industry Act 1993.

"EMPLOYEES" means those employees engaged in the Business as at Completion.

"ENERGY LEVY ORDER" means any order made under section 158B of the Electricity Act.

"EQUITY SECURITIES" means, in relation to a company, fully or partly paid shares in the capital of that company (including stock), options in respect of or rights to subscribe for any such shares, securities (debt or equity) convertible into or exchangeable for any such shares, and equity securities the income and/or capital rights of which are determined by reference to the income and/or capital rights of any such shares in the company (together with options to subscribe for any such securities and securities convertible into or exchangeable for any such securities).

"ESTIMATED PURCHASE PRICE" means $652.284 million.

"EXCLUDED ASSETS" means the Plant and Equipment.

"EXPERT" has the meaning given to that term in clause 8.12.

"FINANCIAL ASSISTANCE" means the financial assistance which the Company may, in relation to events contemplated in the Recitals give for the purpose of, or in connection with, the acquisition by the Buyer of the Shares.

"FRANCHISE FEE ORDER" means any order determining the impost payable by the Company in respect of the Company's licence to sell electricity to franchise customers issued under section 163A of the Electricity Act.

"FRANCHISE FEE SALE AGREEMENT" means an agreement to be entered into between the State and the proposed franchise fee buyer on terms reasonably acceptable to the State as contemplated under clause 2.5.

"GOVERNMENTAL AGENCY" means the government of any country and any state, territory, municipality or other political subdivision of a country, and any administrative or judicial body, department, commission, authority, instrumentality, tribunal, agency or entity of any such government.

"GROUP" means, in relation to each shareholder in the Buyer and the Asset Buyer (and each person who holds a beneficial interest in the shares held by that shareholder) ("first named person"):

(a)  the Ultimate Holding Vehicle of that first named person; and

(b) every person interposed between that Ultimate Holding Vehicle and the first named person,

with each such vehicle, person or corporation being a "Group Member".

"INTELLECTUAL PROPERTY RIGHTS" means any patents, utility models, copyrights, registered or unregistered trade marks or service marks, business names, trade names, b rand names, indications of source or appellations of original, eligible layout rights, registered designs and commercial names and designations specified in schedule 3.

"LIBOR" means the arithmetic mean (rounded upwards, if necessary, to the nearest fourth decimal place) of the London Interbank Offer Rate quoted at 10 am by Australia and New Zealand Banking Group Limited, Commonwealth Bank Limited and Westpac Banking Corporation on the Completion Date for deposits in Australian currency for a duration equal to the period on and from 15 September 1995 until Completion.

"LICENCES" means the Distribution Licence and the Retail Licence.

"MATERIAL CONTRACT" has the meaning given that term in warranty 4.1(b) of schedule 1.

"NEWLY CONSTITUTED BOARD" means the board of directors of the Company newly constituted as contemplated under clause 5.2.

"NOMINEES" means Messrs Greaves, Drewett, Coughlin and McMahen.

"OFFICER" means a director or secretary of the relevant party or Company (as the case may be).

"OPTION" means the franchise fee option referred to in clause 2.5.

"PLANT AND EQUIPMENT" has the meaning given to that term in the Asset Sale Agreement.

"POWER" means any right, power, authority, discretion or remedy conferred on the parties by this agreement or any applicable law.

"PURCHASE PRICE" means the price payable for the Shares under clause 4.1.

"REDEEMABLE PREFERENCE SHARES" means the redeemable preference shares to be issued as set out in clause 3.1 with the following terms:

(a)  Par: $0.01 per share;

(b)  Premium: $99,999.99 per share;

(c) redemption to be made and dividends to be paid, only at the discretion of the Company; and

(d) such other terms as shall be notified to the Seller at least 10 Business Days before the Completion Date.

"RELEVANT INTEREST" has the meaning given that expression in the Corporations
Law.

"REPORT" has the meaning given that term in clause 8.4.

"RETAIL LICENCE" means the retail licence issued to the Company by the Office of the Regulator-General on 3 October 1994 as amended on 7 August 1995.

"REVIEWER" means KPMG of 161 Collins Street, Melbourne.

"SECURITY INTEREST" means an interest or power:

(a) reserved in or over an interest in any asset including, but not limited to, any retention of title; or

(b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above.

"SECV LOAN" means:

(a)  any liability (on such terms and conditions as apply on the Completion
     Date) of the Company to the Seller arising as a result of a direction given by the Treasurer under subsections 153W(1) or (2) of the Electricity Act (which on the Completion Date shall not exceed $343,359,921.73); and

(b)  any amounts which the Company is liable to pay to the Seller under clause
     8.2 of the ESV Allocation Statement, including all accrued interest, as at the Completion D ate, calculated as the market value determined by TCV from the then current TCV yield curve for settlement at 11.00 am on the Completion Date after consultation with TCV's dealer panels.

A certificate signed by an officer of TCV stating the market value of such amounts (or any other liability referred to in paragraphs (a) and (b)) is, in the absence of manifest error, conclusive evidence of that value.

"SELLER'S WARRANTIES" means the warranties and representations of the Seller set out in schedule 1.

"SHARES" means the:

(a)  five issued ordinary shares of $1.00 each in the capital of the Company;

(b) 4 million ordinary shares of $1.00 each in the capital of the Company to be issued to the Seller in accordance with clause 3.3; and

(c)  6,000 Redeemable Preference Shares.

"STATE EQUIVALENT TAX" means such amounts due to the Treasurer under section 88(1)(a) of the State Owned Enterprises Act 1992 in respect of tax (not being sales tax) that would be payable by the Company if it were liable to pay taxes under the law of the Commonwealth.

"TARGET GROUP MEMBER" has the meaning given to that term in clause 5.4(d).

"TARIFF ORDER" means any order made union section 158A of the Electricity Act.

"TAX" means any tax, levy, charge, impost, duty, fee, deduction or withholding which is assessed, levied, imposed or collected by any State Governmental Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above and any amount imposed under section 88 of the State Owned Enterprises Act 1992 but excludes:

(a)  any Duty; and

(b)  the SECV Loan.

"TCV" means Treasury Corporation of Victoria.

"TCV LOAN" means the market value of all financial accommodation (as defined in section 3 of the Borrowing Act) of the Company to TCV including any amounts which the Company is liable to pay to TCV under clause 8.1 of the ESV Allocation Statements, including all accrued interest, and the market value of all financial arrangements (as defined in section 3 of the Borrowing Act) of the Company with TCV, as at the Completion Date, determined as follows:

(a) in respect of financial accommodation or amounts payable under clause 8.1 of the ESV Allocation Statement, the market value determined by TCV from the then current TCV yield curve for settlement at 11.00 am on the Completion Date after consultation with TCV's dealer panels; and

(b) in respect of financial arrangements, the market value determined by TCV for settlement at 11.00 am on the Completion Date after consultation with not less than 3 banks (within the meaning of the Banking Act 1959).

In each case a certificate signed by an officer of TCV stating the market value of the financial accommodation or financial arrangements or any other liability referred to in paragraphs (a) or (b) above is, in the absence of manifest error, conclusive evidence of that value.

"THIRD PARTY CLAIM" has the meaning given to that term in clause 13.3.

"TREASURER" means the Treasurer of the State of Victoria.

"ULTIMATE HOLDING VEHICLE" means:

(a) in relation to a body corporate, the same meaning as that given to "Ultimate Holding Company" in the Corporations Law; and

(b) in relation to any other investment vehicle (trust or otherwise), the person who Controls that investment vehicle and is itself not Controlled by any person.

"ZONE SUB-STATION PROPERTIES" means the land owned or leased by the Company, on which zone sub-stations are located, as described in schedule 4.

1.2  INTERPRETATION

In this agreement, unless the context otherwise requires:

(a) headings and underlinings are for convenience only and do not affect the interpretation of this agreement;

(b)  words importing the singular include the plural and vice versa;

(c)  words importing a gender include any gender;

(d) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(e) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

(f) a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement incudes any annexure, exhibit and schedule;

(g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute incudes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i) a reference to a party to a document includes that party's successors and permitted assigns;

(j) where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day;

(k) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

(l) a covenant or agreement on the part of two or more persons binds them jointly and severally save that the undertakings given by the Covenantors under clause 17 shall bind them severally (not jointly);
(m) a reference to an agreement other than this agreement includes an undertaking, agreement or legally enforceable arrangement or understanding whether or not in writing;

(n) a reference to an asset incudes all property of any nature, including, but not limited to, a business, and all rights, revenues and benefits;

(o) a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(p) a reference to liquidation includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(q) terms used in this agreement and defined in the Corporations Law at the date of this agreement have the meanings given to them in the Corporations Law at that date;

(r) the benefit of this agreement to the extent it relates to any undertaking given by the Buyer to the State in relation to its contributions to the Company's Fund, shall be held by the State beneficially for itself and as trustee for all other contributing employers to, and the trustee of, that Fund; and

(s) the benefit of this agreement to the extent it relates to a representative of the company or an Adviser, shall be held by the State beneficially for itself and as trustee for that representative or Adviser (as the case may be).

1.3  ACCOUNTING STANDARDS

In respect of the Balance Sheet, the accounting policies (details of which are set out in annexure (A) adopted by the Company in the preparation of the December Accounts apply, except that where applicable the following principles shall prevail (unless the adoption of such principles would result in the Balance Sheet not showing a true and fair view of the financial position of the Company as at 30 June 1995 subject to clauses 1.3(c) and 1.3(1) below):

(a) (ACCRUED REVENUE): Accrued revenue is to be calculated using the Customer Information System administered by Electricity Industry Technology Company Pty Ltd in accordance with the process set out in schedule 9.

(b) (ACCRUAL FOR ENERGY PURCHASES): The energy purchase accrual will be the sum of amounts billed or to be billed by Victorian Power Exchange to the company in respect of all periods up to 30 June 1995 and unpaid at the date to which the Balance Sheet is drawn up together with any amounts due to or by the Company in respect of hedge contracts relating to energy purchases by the Company. No accrual is to be made for the difference between the historical distribution power loss ratio incurred by the distribution locations now operated by the Company, and the actual distribution power loss ratio recorded by the Company.

(c)  (INCOME TAX):

     Only those timing differences which will reverse in the period from 1 July 1995 until Completion and/or persist following the Company ceasing to be exempt from Federal income tax will be reflected in the future income tax benefit and provision for deferred income tax.

     No provision for Federal income tax will be made for any period up to Completion.

     A provision for deferred income tax in respect of accrued revenue at 30 June 1995 is to be included in the Balance Sheet. The provision is to be made irrespective of whether it would result in the Balance Sheet not showing a true and fair view of the financial position at 30 June 1995.

(d) (DEPRECIATION): The straight line method of depreciation is to be used for all items of property, plant and equipment including buildings but excluding freehold land, from the date of acquisition or from the time the asset is completed and held ready for use.

     The depreciation rates to be used are as per the fixed asset register used in preparing the December Accounts.

(e) (COGENERATION AGREEMENTS): There will be no provision in respect of cogeneration agreements.

(f) (ESTABLISHMENT COSTS): The provision for establishment costs shall be $30,179,000 adjusted for payments made from the provision since 31 December 1994.

(g) (ENVIRONMENTAL COSTS): The provision for environmental costs shall be $6,100,000 adjusted for payments made from this provision since 31 December 1994.

(h) (DEBT): Debt, including loans, financial accommodation (as defined in section 3 of the Borrowing Act) and other financial arrangements (as defined in section 3 of the Borrowing Act) from related entities (including
     TCV), will be recorded at Allocation Statement amount adjusted to reflect:

     (1)  repayments;

     (2)  new borrowings; and

     (3) amortisation on a compound basis over the life of the borrowings, of the premium represented by the difference between the face value and the Allocation Statement amount (adjusted for (1) and (2)) for that debt.

     Debt for these purposes will not be marked to market.

(i) (DIVIDENDS): The provision for dividends shall be the amount calculated in accordance with clause 3.
(j) (FEES AND CHARGES): All fees and charges payable under the Tariff Order, Energy Levy Order and Franchise Fee Orders will be provided for on an accrual basis using the straight line method.

(k) (PROPERTY, PLANT AND EQUIPMENT): All property, plant and equipment is to be recorded at the amounts stated in the Allocation Statement adjusted for depreciation and disposals since the allocation date adopting the allocation of that amount to categories of assets per the fixed asset register used in preparing the December Accounts. Additions since the allocation date are to be recorded at cost, adjusted for depreciation and disposal (if any). Internally construed assets are to be recorded at the cost of materials, direct labour and a proportion of fixed and variable overheads at the same rate as included in the work-in-progress balance report as used in preparing the December Accounts. Except as reflected in the Allocation Statements or the December Accounts, no asset revaluations or devaluations will be made.

     Non refundable contributions received from customers towards the cost of capital works are to be netted off against the cost of the capital works and the net amount is to be depreciated as detailed in (d) above.

(l) (SECV LOAN): That part of the SECV Loan comprised in paragraph (a) of the definition of SECV Loan (being $343,359,921.73) is to be classified as part of net assets irrespective of whether it would result in the Balance Sheet not showing a true and fair view of the financial position at 30 June 1995.

                              2.  SALE AND PURCHASE

2.1  SALE OF SHARES

Subject to the terms of this agreement, the Seller must sell (and procure the Nominees to sell) free of Security Interests and other third party rights and the Buyer must buy the Shares for the Purchase Price on Completion.

2.2  TREASURER'S APPROVAL

For the purposes of section 12A(c) of the State Electricity Commission Act 1958, the Treasurer (in his capacity as such) hereby approves the sale of the Shares by the Seller on and subject to the terms of this agreement.

2.3  METHOD OF PAYMENT

All payments to be made under this agreement must be made by bank cheque or in such other immediately available funds as may be agreed in writing between the Seller and the Buyer.

2.4  SECTION 205

The Seller shall use its reasonable endeavours and procure that the Nominees use all reasonable endeavours to procure that the Company obtains approvals or authorisation for the provision of the Financial Assistance (including, without limitation, under section 205(10) of the corporations Law) as required by the Buyer before signing this agreement.

2.5  FRANCHISE FEE OPTION

It is the intention of the parties that the State shall have an option ("Option") exercisable at any time before Completion to sell its right to receive a component of franchise fees as they become due and payable on the following terms:

(a) the right to receive a component of franchise fees shall be calculated on the basis of the aggregate present value of the scheduled franchise fees and one of two specified discount rates;

(b) that the State is to bear no credit risk whatsoever (except from any act of the State) in relation to the sale; and

(c)  otherwise as set out in annexure E,
which shall be incorporated into a Franchise Fee Sale Agreement. The Buyer must arrange that within 10 Business Days before Completion the State is made an offer (by persons reasonably acceptable to the State) to securitise the payment of the franchise payment on substantially the same terms as that set out and referred to in this clause 2.5, subject to any variations due to market conditions.

2.6  SUBSCRIPTION OPTION

The Buyer agrees that if the Company at any time defaults (whether in whole or in part) in the discharge of its obligations under the Franchise Fee Order than the State may give notice to the Buyer to prohibit the payment of principal or interest of shareholder subordinated debentures of the Company (or replacements thereof).

                           3.  PRE COMPLETION MATTERS

3.1  ASSET REVALUATION

The Buyer will take action to ensure the Newly Constituted Board, immediately before Completion:

(a) revalues the Company's Licences, to be recorded in the books of the Company at $600 millon; and

(b) declares a dividend to the Seller of $600 million from the asset revaluation reserve to be satisfied by the issue prior to Completion of 6,000 Redeemable Preference Shares as notified by the Buyer to the Seller at least 10 Business Days before Completion with an aggregate issue price equal to $600 million.

3.2  DIVIDEND PAYMENTS

The Buyer will take action to ensure the Newly Constituted Board does, immediately before Completion (but after completion of the sale of the Excluded Assets under the Asset Sale Agreement), declare and pay to the Seller:

(a) a cash dividend of an amount equal to $85.9 million, being the aggregate of the:

     (1) accumulated profits after State Equivalent Tax (taking into account the interim dividend of $10.4 million paid on 30 June 1995) of the Company at 30 June 1995; and

     (2)  part of the profits on the sale of the Excluded Assets; and

(b) such further dividend (if any) notified by the Buyer to the Seller within 5 Business Days before Completion.

3.3  CAPITALISATION OF SECV LOAN

The State and the Seller will take action on or before Completion to capitalise $4 million of the SECV Loan to 4 million ordinary shares of $1.00 each in the capital of the Company.

                               4.  PURCHASE PRICE

4.1  AMOUNT

The price ("Purchase Price") payable for the Shares is as follows:

(a)  in respect of the Redeemable Preference Shares, $600 million; and

(b)  in respect of the remaining Shares:

     (1)  the sum of:

          (i)    $52.284 million;

          (ii) the amount (if any) by which the net assets of the company as at 30 June 1995 as shown in the Balance Sheet exceed $343.4 million; and

          (iii) the amount (if any) by which the value of the TCV Loan (plus any amount owing by reference to paragraph (b) of the definition of SECV Loan) on Completion is less than $425.3 million;

          (iv) the amount (if any) by which the dividend paid under clause 3.2(a) is less than $85.9 millon,

     less

     (2)  the sum of:

          (i) the amount (if any) by which the net assets of the company as at 30 June 1995 as shown in the Balance Sheet is less than $343.4 million;

          (ii) an amount equal to the dividends (if any) declared and paid by the Company after 30 June 1995 but on or before the Completion Date as contemplated under clause 3.2(b); and

          (iii) the amount (if any) by which the value of the TCV Loan (plus any amount owing by reference to paragraph (b) of the definition of SECV Loan) on Completion is more than $465.3 million.

4.2  PAYMENT

On and subject to the terms and conditions of this agreement the Buyer must pay the Purchase Price as follows:

(a)  on the Completion Date:  the Estimated Purchase Price; and

(b) within 7 days after acceptance (or deemed acceptance under clause 8.11) by the Buyer of the Balance Sheet: the balance of the Purchase Price (if any) together with interest calculated in accordance with clause 4.4.

4.3  REFUND BY SELLER

If, after preparation of the Balance Sheet in accordance with clause 8, the Purchase Price is less than the Estimated Purchase Price, the Seller shall refund the amount of the difference to the Buyer within 7 days after acceptance (or deemed acceptance under clause 8.11) by the Buyer of the Balance Sheet, together with interest calculated in accordance with clause 4.4.

4.4  INTEREST

If:

(a) any party fails to pay any sum payable by it under this agreement at the time and otherwise in the manner provided in this agreement, that party must; or

(b) the Buyer or the Seller is, after the Completion Date, obliged to pay money under clause 4.2(b) or 4.3, the Buyer or the Seller (as the case may be) must,

pay interest on that sum from the due date of payment (or the Completion Date if paragraph (b) applies) until that sum is paid in full at 14% per annum.
Interest accrues from day to day and is payable on demand.

4.5  LIBOR INTEREST

If:

(a)  the Approval Date has occurred; and

(b)  15 September 1995 has been reached;

and

(c) Completion has not occurred because of the finalisation of the Buyer's financial arrangements with its bankers (excluding the ANZ Facility), then the Buyer must pay interest to the Seller on $1,085 million on and from 15 September 1995 until Completion at LIBOR plus 5%;

or

(d) Completion has not occurred because of the finalisation of the Buyer's financial arrangements with its bankers (including the ANZ Facility) then the Buyer must pay interest to the Seller on $1,085 million on and from 15 September 1995 until Completion at LIBOR plus 2.5%.

The intention being that if Completion occurs on or before 31 October 1995 then the only claim the State or Seller has against the Buyer for the delay in Completion is for interest under this clause 4.5, but if Completion does not occur on or before 31 October 1995 then this clause 4.5 shall not in any way abrogate or limit the State or Seller's rights provided by law or under this agreement.

4.6  FRANCHISE FEE DEDUCTION

If:

(a) within 3 years after Completion a court order which is not subject to appeal is obtained; or

(b) (subject to having exhausted all rights under clause 4.7), within 3 years after Completion a tax ruling is obtained,

stating that the franchise fees payable by the Company under the Franchise Fee Order are not deductible under Section 51(1) or any other section of the Income Tax Assessment Act 1936 (as in force from time to time); or

(c) at the expiration of 3 years after the Completion Date, no definitive order or decision (being an order or decision which is not subject to appeal) has been obtained overturning any unfavourable tax ruling on franchise fee deductibility, then the Seller must promptly pay to the Buyer the sum of $85 million.

4.7  TAX RULING

The parties shall use their respective best endeavours to obtain a favourable tax ruling on franchise fee deductibility. The State may require the Buyer to procure that the Company does all such acts, matters and things and makes all reasonable endeavours to enable the State to challenge the tax ruling given on 3 August 1995 (or any other unfavorable tax ruling) in any court or tribunal in the name and on behalf of the Company and shall make available such of its officers, documents and records as may reasonably be required for this purpose. The costs of any such action (including the reasonable costs of any assistance rendered by the Company at the request of the State) shall be borne by the State.

Nothing in this clause shall preclude the Company from taking any such action on its own initiative, save that the State may take over any action commenced by the Company at any time pursuant to this clause if it is reasonably satisfied that the Company is not bona fide in prosecuting the challenge.

                                 5.  COMPLETION

5.1  DATE FOR COMPLETION

Completion must take place on the Completion Date immediately after completion under the Asset Sale Agreement at the office of the Seller's solicitors, Freehill Hollingdale & Page, 101 Collins Street, Melbourne.

5.2  BOARD MEETING

Immediately before Completion, the Seller must ensure that a meeting of the directors or shareholders as appropriate of the Company is convened and conducts the following business:

(a) approval of the registration of the Buyer or its nominee as the holder of the Shares in the books of the Company, subject to the payment of any Duty on the transfer of the Shares;

(b) appointment of the nominees of the Buyer as directors of the Company with immediate effect;

(c) resignation of such of the directors of the Company notified by the Buyer at least 5 Business Days prior to Completion; and

(d) revocation of all existing mandates for the operation of bank accounts of the Company and approval of new mandates in favour of the officers of the Company nominated by the Buyer.

To this end:

(1) the Seller must deliver to the Buyer the written resignations of such of the directors of the Company notified by the Buyer to the Seller at least 2 Business Days prior to Completion (such resignations to acknowledge that the resigning directors have no claim against the Company and agree not to bring any claim in relation to their resignation other than in respect of accrued directors' fees up until the date of resignation) to be effective on the appointment of the directors to be appointed at the Board meeting to be convened under this clause; and

(2) the Buyer must deliver to the Seller written consents to act from the persons nominated by the Buyer as the directors of the Company at least 2 Business Days prior to Completion (and provide them with a suitable indemnity) and a list nominating the officers of the Company for inclusion in the new mandates referred to in clause 5.2(d).

5.3  DELIVERY OF DOCUMENTS

At Completion, the Seller must:

(a)  deliver to the Buyer share certificates for the Shares;

(b) deliver to the Buyer completed transfers of the Shares to the Buyer in registrable form, executed by the Seller and, where applicable, the Nominees;

(c) deliver to the Buyer the certificate of incorporation, common seal, all statutory, minute and other record books and share certificate books of the Company;

(d) make available to the Buyer at the respective offices or places of business of the Company:

     (1)  all ledgers, journals and books of account of the Company;

     (2) all cheque books of the Company and a list of all bank accounts maintained by the Company; and

     (3) all documents in the possession of the Company relating to the operation, ownership and use of the assets of the Company;

(e)  deliver to the Buyer the Distribution Licence and Retail Licence;

5.4  BUYER'S OBLIGATIONS AT COMPLETION

At Completion the Buyer must:

(a)  pay the Seller the Estimated Purchase Price;

(b) deliver to the State evidence to the State's reasonable satisfaction that all debt provided by shareholders in the Buyer or related parties to the Company and convertible debt in the Company is subordinated to all other unsecured creditors of the Company;

(c) deliver to the State covenants (in form and substance satisfactory to the State) from each shareholder in the Buyer (and each person who holds a beneficial interest in the shares held by that shareholder) (not being a person who holds that interest by virtue of its shareholding or investments in an Ultimate Holding Vehicle listed on a recognised stock exchange) that it will not, except with the prior written consent of the Treasurer, for two years after the Completion Date:

     (1) create, grant or issue any Equity Securities in the Buyer (except to the shareholders of the Buyer, where the relative percentage beneficial ownership of shares in the Buyer (as they exist as at the Completion Date) are maintained); or

     (2)  dispose of any Equity Securities in the Buyer;

     (3) transfer, sell or otherwise dispose of any right, title or interest in the whole or any substantial part of the undertaking or assets of the Buyer, and

(d) deliver to the State in respect of each Group, covenants (in form and substance satisfactory to the State) from each Group Member (not being a Group Member who holds that interest by virtue of its shareholding or investment in an Ultimate Holding Vehicle listed on a recognised stock exchange), that it will not, except with the prior written consent of the Treasurer, for two years after the Completion Date:

     (1) create, grant or issue (or permit the creation, grant or issue of) any Equity Securities, units or other interests in any Group Member it Controls; or

     (2) dispose of any Equity Securities, units or other interests in any Group Member it Controls;

     (3) transfer, sell or otherwise dispose of any right, title or interest in the whole or any substantial part of the undertaking or assets of any Group Member it Controls, unless

     (4) it (the "Controlling Group Member") is able to show, to the reasonable satisfaction of the Treasurer, that the book value at cost of the Group's investment in the Buyer constitutes less than 50% of the book value at cost of the total assets (excluding intangibles, cash and short term marketable securities) of the Group Member it Controls ("Target Group Member"),

in which event

     (5) the Controlling Group Member may dispose of up to 49.9% of the Target Group Member (or 49.9% of the Target Group Member after allowing for full dilution on the creation, grant or issue of any Equity Securities, units or other interests in the Target Group Member); and

     (6) where the Controlling Group Member is the Ultimate Holding Vehicle of the Target Group Member, any restriction that might otherwise be imposed on the shareholders or investors in that Vehicle shall not apply;

provided that nothing in this clause 5.4 shall prohibit:

     (7) Australian Mutual Provident Society allocating all or part of its interest in the Buyer prior to Completion to not more than ten of its clients, trusts or managed funds (collectively "funds") nominated to the State at least 2 Business Days prior to Completion (and who each deliver on Completion covenants (in form and substance satisfactory to the State) as contemplated by this clause 5.4);

     (8) all or part of AMP's interest in the Buyer being transferred to such funds;

     (9) a private placement by AMP or any of those funds prior to 31 December 1995 provided that:

          (1) where that fund's investment in the Buyer (after normal management fees) constitutes greater than 50% of the book value at cost of the total assets (excluding intangibles, cash and short term marketable securities but including an amount equal to any other committed investment of the fund) of that fund, the capital raising shall be at no less than net asset value per unit calculated by reference to the book value at cost (less normal management fees) of the fund's investment in the Buyer; and

          (2) AMP undertakes in favour of the State not to withdraw its services as manager from that fund for a period of 2 years after Completion; or

     (10) a private placement by AMP or any of those funds after 31 December 1995 provided that AMP undertakes in favour of the State not to withdraw its services as manager from that fund for a period of 2 years after Completion.

5.5  TERMINATION

If Completion has not occurred on or before 31 October 1995 (or such other date as the parties may have agreed in writing) then either the Buyer on the one part or the State on the other part may, if not in breach of this agreement, give written notice to the other of its intention to terminate this agreement (and the Asset Sale Agreement) within three Business Days. After such notice has been delivered both parties shall use their best efforts to reach Completion within the three day notice period. If Completion does not occur within such period then this agreement and the Asset Sale Agreement shall automatically terminate on expiration of the three day notice period.

5.6  REMEDIES

If this agreement is terminated under clause 5.5 then in addition to any other rights provided by law:

(a) each party is released from its obligations to continue performance under this agreement except those imposing obligations of confidentiality; and

(b) each party retains the rights it has against any other party in respect of any past breach.

                           6.  POST COMPLETION MATTERS

6.1  REPAYMENT OF LOANS

Immediately after Completion:

(a) the Buyer shall ensure that the Company has available to it sufficient funds (by the subscription for subordinated debentures or otherwise) to repay, and the Buyer shall procure that the Company repays, the SECV Loan and the TCV Loan; and

(b) the State shall deliver to Buyer a full discharge and release in respect of the SECV Loan, the TCV Loan and any liability to the Treasurer under section 121 or section 141 of the Electricity Act.

                               7.  INTERDEPENDENCY

7.1  INTERDEPENDENCY BETWEEN COMPLETION AND POST-COMPLETION MATTERS

It is the intention of the parties that:

(a)  completion under the Asset Sale Agreement;

(b)  Completion under this Agreement;

(c)  completion under the Asset Purchase Agreement; and

(d)  payment of the SECV Loan and TCV Loan under clause 6,

are interdependent, so that if the obligations of the parties in respect of a particular completion or payment under clause 6 are not satisfied, then no delivery or payment which has been made, will be deemed to have been made.

For the avoidance of doubt the parties acknowledge and agree that once Completion under this agreement, completion under the Asset Sale Agreement and Asset Purchase Agreement and the payments under clause 6 have occurred, as a chronological sequence of events, all deliveries and payments will be deemed to have taken place in the order in which they occurred.

                                8.  BALANCE SHEET

8.1  PREPARATION

Immediately after Completion the Buyer must direct the Company to prepare a balance sheet of the Company as at 30 June 1995 in accordance with the Accounting Standards as soon as reasonably practicable (but in any event within 30 days) after Completion. The Company must consult with the Reviewer in the preparation of the balance sheet. Immediately the balance sheet is prepared it must be delivered to the Reviewer, together with a certificate signed by an Officer of the Company that the balance sheet has been prepared in accordance with the Accounting Standards.

8.2  ASSISTANCE

The State must procure that the Reviewer undertakes a review of the balance sheet in accordance with this clause within 30 days of receipt. The Buyer must procure that the Company affords the Reviewer all such assistance (including the preparation or calculation of any amount) as the Reviewer may from time to time request in undertaking its review, in the form requested by the Reviewer and in a timely manner.

8.3  EXTENSION OF TIME

If the assistance referred to in clause 8.2 is not given in a timely manner, then the 30 day period shall be extended to reflect the delays experienced by the Reviewer in receiving that assistance (but in any event not more than 60 days).

8.4  REPORT

The Reviewer must review the balance sheet and include a report ("Report") which:

(a) sets out any adjustments which need to be made to the balance sheet to comply with the Accounting Standards;

(b)  calculates the Purchase Price; and

(c) reports that, having completed procedures to the standards specified in the Australian Auditing Standards, the balance sheet adjusted as set out in the Reviewer's Report has been drawn up in accordance with the Accounting Standards.

8.5  AUDIT BY AUDITOR-GENERAL

The Buyer acknowledges that:

(a) the balance sheet and accounts for the year ended 30 June 1995 may also be audited by the Auditor-General (or his agent) who may publish accounts for any period up to and including the Completion Date or his report on such accounts; but that

(b) any such audit or report shall have no impact on matters to be determined under this agreement by reference to the balance sheet and the Report.

8.6  ACCESS TO BOOKS

The Buyer must grant, and procure that the Company grants, the Reviewer, the Auditor-General (and/or the agents of any of them) and the Seller full and free access at all reasonable

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                                       25

times to those employees of the Company whose knowledge or information is needed by the Seller, the Auditor General (or its agent) or the Reviewer and to all books, records and other data pertaining to the Company, in order to enable:

(a) the Reviewer to review the balance sheet prepared by the Company and the Report;

(b)  the Auditor-General to conduct his audit; and

(c) the Seller to review the balance sheet prepared by the Company and the Report.

8.7  REVIEW FEES

The Seller must pay the Reviewer's fees in respect of the review of the balance sheet and the preparation of the Report.

8.8  BUYER'S ACCOUNTANTS

The Buyer may engage independent accountants ("Buyer's Accountants") at its own expense to examine and review the balance sheet, the Report and all working papers of the Reviewer. The Seller and the Buyer must co-operate fully with each other (and the Reviewer and the Buyer's Accountants must consult) in connection with the preparation of the balance sheet by the Company and the completion of the Report.

8.9  CIRCULATION OF BALANCE SHEET

As soon as the balance sheet has been reviewed by the Reviewer, the Reviewer must deliver one copy (and a copy of the balance sheet adjusted as set out in the Report), together with its Report, to the Buyer, Seller and the Buyer's Accountants (if any). If either the Buyer or Seller wishes to dispute any amount contained in the adjusted balance sheet, it must do so by notice in writing ("Dispute Notice") to the other party before 4 pm on the 10th Business Day after receipt by the Buyer or the Seller (as the case may be) of the balance sheet, the Report and the adjusted balance sheet.

8.10 DISPUTE NOTICE

A Dispute Notice is only valid if it:

(a)  is received by the other party within the period set out in clause 8.9;

(b)  identifies the items in dispute;

(c)  identifies insofar as possible the amount in dispute;

(d)  sets out the reasons for the dispute; and

(e) sets out the adjustments to the adjusted balance sheet (or matters referred to in the Report) if the Dispute Notice were to be accepted.

8.11 DEEMED ACCEPTANCE

If the Buyer or Seller does not give to the other party a Dispute Notice required by clause 8.9 within the specified period, it will be taken to have accepted the balance sheet and the matters referred to in the Report.

8.12 EXPERT

If the Buyer or Seller gives a Dispute Notice and the Seller and the Buyer (in conjunction with the Reviewer) are not able to agree on the balance sheet within 14 days after receipt of that Notice, either the Seller or the Buyer may refer the items in dispute to an independent chartered accountant (not being the Reviewer or the Buyer's Accountant) nominated by the President for the time being of the Institute of Chartered Accountants (Victorian Division) ("Expert"). The Expert must be requested to make a decision within 7 days from receiving the reference. The decision of the Expert is to be final and binding on all parties, with the adjusted balance sheet and the matters referred to in the Report being amended as required by that decision, provided that, in the absence of manifest error, the total net adjustment to the adjusted balance sheet (taking into account the items successfully disputed by the Seller and the items successfully disputed by the Buyer) must not exceed $2,000,000. For the purposes of clause 8.11 the Balance Sheet and the matters referred to in the Report as so amended will be taken to have been accepted by the Buyer and the Seller. The Seller and the Buyer must each pay one half of the Expert's costs and expenses in respect of any such reference. The Expert, in acting in respect of any such reference, is to act as an expert and not as an arbitrator.

                             9.  BUYER'S OBLIGATIONS

9.1  BUYER'S WARRANTIES

Each of the Buyer and the Asset Buyer represents and warrants to the Seller and the State as at the date of this agreement and the Completion Date that:

(a) except as set out in schedule 5, no person has any legal or beneficial interest (or obligation (actual, contingent or otherwise) to acquire a legal or beneficial interest) in;

     (1)  the capital of the Buyer or the Asset Buyer; or

     (2) (in relation to each shareholder in the Buyer and the Asset Buyer which is not listed on any recognised stock exchange) the capital of each Group Member;

(b) annexure B sets out complete and accurate details of all agreements, arrangements or understandings to which Group Members or shareholders in the Buyer or the Asset

     Buyer (or each person who holds a beneficial interest in the shares held by that shareholder) which have (directly or indirectly) an impact on or relate to:

     (1) the financial and operating policies or management of the Company or the Business;

     (2)  the activities of the Company as a licensee; or

     (3)  the exercise of any voting power in another Group Member.

(c) it has the corporate power to enter into this agreement and has taken all necessary action (including all shareholder approvals and Authorisations) to authorise the execution, delivery and performance of this agreement;

(d) the agreement constitutes a legally valid and binding obligation of the Buyer and the Asset Buyer enforceable in accordance with its terms; and

(e) the execution, delivery and performance of this agreement and (subject to the Company carrying out the Financial Assistance approval procedure contemplated by this agreement and any actions of or approvals required by the Seller or the State) completion of the events contemplated in Recital B will not violate any provision of:

     (1) any law, regulation, order, rule or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory or any recognised stock exchange on which its shares or the shares of any related body corporate are listed;

     (2) the memorandum or articles of association (or equivalent constituent documentation) of the Buyer or the Asset Buyer; and

     (3) any security agreement, deed, contract, undertaking or other instrument to which the Buyer or the Asset Buyer is a party or which is binding on it and does not and will not result in the creation or imposition of any security over any of its assets pursuant to the provision of any such security agreement, deed, contract, undertaking or other instrument.

9.2  CONTINUED HOLDING

Except with the prior written consent of the Treasurer, for the period of 2 years commencing on the Completion Date, the Buyer must not, and must cause the Company not to:

(a) create, grant or issue any Equity Securities in the Company to any person (except to the shareholders of the Company listed in schedule 5 where the relative percentage beneficial ownership of shares in the Company (as set out in schedule 5) are maintained);

(b) dispose of the Shares or any Equity Securities in the Company to any person; or

(c) transfer, sell or otherwise dispose of any right, title or interest in the whole or any substantial part of the distribution or retail business of the Company, provided that this shall not prohibit the Buyer creating any security in relation to any loan or debt.

9.3  BUYER'S UNDERTAKINGS

The Buyer undertakes to the State that it will, on and from the Completion Date:

(a) ensure that the Company pays, in a timely manner, all superannuation contributions imposed on the Company by the trustee (acting on the advice of the actuary) of the Company's Fund; and

(b) promptly notify the State in writing of any variations to the agreements, arrangements and understandings set out in annexure B.

9.4  BUYER'S INDEMNITY

Without prejudice to clause 12, the Buyer indemnifies the Seller and the State against any liability or loss suffered or incurred by one or both of them which arises from (and any costs, charges or expenses incurred by one or both of them in connection with) any failure by the Company to discharge (as and when they fall due) all debts incurred by the Company on or before the Completion Date for which either of them may be or become liable under section 186 of the Corporations Law.

9.5  DUTY ADJUSTMENT

If the aggregate Victorian Duty payable by the Company, any Group Member, Asset Buyer or the Buyer (whether because of a reduced assessment, ex gratia payment or relief or otherwise) in respect of:

(a) the sale of the Excluded Assets from the Company to the Asset Buyer and from the Asset Buyer to the Company;

(b)  the sale of Shares under this agreement; and

(c) any financing or refinancing entered into by the Company, any Group Member, the Asset Buyer or the Buyer within 60 days after the Completion Date is:

     (1) less than $7.041 million, then the Asset Buyer and the Buyer must promptly pay to the Seller an amount equal to the shortfall; or

     (2) more than $7.041 million, then the Seller must promptly pay to the Asset Buyer and the Buyer an amount equal to the excess.

The Asset Buyer must lodge the Share transfers and other relevant dutiable documents with the State Revenue Office as soon as possible after the Completion Date and pay the Duty within the time permitted by the Stamps Act 1956.

                              10.  CROSS OWNERSHIP

The State acknowledges that it is its present intention to ensure, by legislating or passing regulations, that the cross ownership provisions of the Electricity Act are modified to achieve the effect of the draft regulations set out in schedule 10 (including their extension to apply to trusts).

                              11.  EMPLOYEE EQUITY

The Buyer undertakes to the State that if, at any time, the Company, the Buyer or the Asset Buyer (or any other company/trust which is controlled by the Buyer or the Asset Buyer which owns or conducts the Business or any substantial part of the assets used to conduct any part of the Business) is listed on the Australian Stock Exchange Limited, it will ensure that as part of that listing, employees of the Business will be given an opportunity to invest in the relevant company or trust.

                            12.  SELLER'S WARRANTIES

12.1 GIVING OF WARRANTIES

The Seller gives the Seller's Warranties in favour of the Buyer and (to the extent the Seller's Warranties relate to the Excluded Assets, the Asset Buyer) as at the date of this agreement.

12.2 RELIANCE

The Buyer and the Asset Buyer have entered into this agreement in reliance on the Seller's Warranties and other terms of this agreement and the Asset Sale Agreement and nothing else.

12.3 ACKNOWLEDGMENT

The Buyer in its own capacity and as the Asset Buyer acknowledges and agrees that:

(a) on the basis that the Disclosures have, to the knowledge and belief of the State and its Advisers, been made in good faith and that the State has no knowledge that the information therein is misleading or deceptive (but acknowledging that the State is under no obligation to make any enquiries to verify that state of knowledge) any statement, representation, term, warranty, condition, promise or undertaking made, given or agreed to by the Seller, the State, a representative of the Company or an Adviser in any prior negotiation, arrangement, understanding or agreement, has no effect except to the extent expressly set out or incorporated by reference in this agreement or the Asset Sale Agreement;

(b) it has entered into this agreement after inspection and investigation of the affairs of the Company by review of the Disclosures and other information available to it;

(c) the franchise fees payable by the Company under Franchise Fee Orders and the energy levy payable by the Company under the pool rules as modified by any Energy Levy Order, are an integral part of the regulatory framework under which the Company carries on the Business, and accepts that the Company must, to carry on that Business pay the franchise fees and energy levy. Accordingly, the Buyer will not, and will ensure that the Company does not, challenge the appropriateness, amount or basis of such fees or levies at the rates sent by, or pursuant to, any law as at the date of this agreement (the proposed Franchise Fee Order and Tariff Order being set out in annexure D);

(d) no representation or warranty is made by the Seller or the State (nor has the Seller or the State any liability whatsoever to the Buyer or the Asset Buyer) in relation to:

     (1) the principles to be applied by the Office of the Regulator-General or its successor(s) or other Governmental Agencies with respect to the regulation of the Victorian electricity industry and in particular matters affecting prices and charges;


     (2) the regulation of the Victorian electricity industry (including any act or omission by the Office of the Regulator-General, Victorian Power Exchange, the Pool, the Consultative Committee or Chief Electrical Inspector) and other industries in Victoria (and the relationship of such other industry regulation to the regulation of the Victorian electricity industry);

     (3) the status of relations between the Company and its employees, other than in respect of any enterprise bargaining agreement or draft thereof, contained within the Data Room Documentation;

     (4) the future cost of wholesale electricity to and impact on the Company, other than the existence and terms of vesting contracts entered into by the Company on or about 31 March 1995 and contained in the Data Room Documentation; or

     (5) the value of the Shares or the value ascribed by the Electricity Act and Allocation Statement to each asset acquired by the Company (in particular the Excluded Assets), for the purposes of depreciation, capital gains or otherwise; and

(e) it has made its own enquiries about the structure and ambit of the development of a "national" electricity market involving some or all of the eastern States of Australia and the ACT and the impact such a market and market rules would (or would be likely to) have on the profitability or otherwise of the Business or any part thereof.

12.4 REMEDIES

The sole remedy of the Buyer and the Asset Buyer for breach of any Seller Warranty is to damages in accordance with this clause 12 or the indemnity in accordance with clause 13, and in no event is the Buyer or Asset Buyer to be entitled to rescind this agreement or the Asset Sale Agreement.

12.5 ABILITY TO CLAIM

The Buyer and Asset Buyer are precluded from bringing a claim for breach of any Seller Warranty, the Asset Sale Agreement or under the indemnities in clause 13.2, to the extent:

(a) that (except in the case of a claim relating to sales tax) the claim is based on any fact, matter or circumstance:

     (1) set out in the Disclosures in a manner which ought reasonably to have drawn the Buyer's or the Asset Buyer's attention to the potential for the claim.

     (2) within the actual knowledge of the Buyer or Asset Buyer or which ought to have been known by the Buyer or Asset Buyer, having regard to its knowledge (and the knowledge of the Buyer's Advisers where, in the context of the role and duties of those advisers, they ought reasonably to have bought that knowledge to the attention of the Buyer or Asset Buyer) of the electricity industry and having regard to its opportunities to make enquiries of the State and the Company; or

     (3) which, before the date of this agreement, had been communicated in writing to the Buyer or Asset Buyer;

(b) that the claim arises or is increased directly as a result of action taken (or not taken as the case may be) by the Seller on or after the date of this agreement, after consultation with, and receipt of no objection within a reasonable period from, the Buyer or Asset Buyer;

(c) that provision has been made in the Balance Sheet for any fact, matter of circumstance on which the claim is based;

(d) to which the claim is recoverable (or would have been recoverable under insurance if notified to the Seller or the insurers in a timely manner after the date of this agreement);

(e) that (except in the case of a claim relating to sales tax) the claim is based on any risk (actual or potential), fact, matter or circumstance which was generally known in relation to the Victorian electricity industry before the Completion Date;

(f) of any change after the Completion Date in any applicable federal law which has retrospective effect;

(g) that any of the Buyer, Asset Buyer or the Company has failed to comply with the procedures set out in clause 13.3, so that the Seller is effectively unable to assume or conduct (or is materially prejudiced in so assuming or conducting) any defence or other action contemplated by that clause;

(h) (in the case of a claim relating to sales tax paid or payable by the Company in respect of the period before Completion) to which the Buyer, the Asset Buyer or the Company is entitled to compensation from the Commonwealth of Australia or the State of Victoria; or

(i) that the claim is based on any forecasts, projections or representations as to the future revenue or profits in respect of the Company or the Business given by or on behalf of the Seller, the State, representatives of the Company or the Advisers.

12.6 LIMITATION ON CLAIMS

The Buyer's and Asset Buyer's right to claim under the Seller's Warranties, the Asset Sale Agreement and the indemnity in clause 13.2 is limited as follows:

(a) either must give written notice to the State of the general nature of the claim as soon as is reasonable after it becomes aware of the facts, matters or circumstances on which the claim is based (and where the claim is recoverable under insurance the time limits imposed by the relevant insurer shall be taken into account in determining what is reasonable) and in any event within twelve months after the Completion Date.

(b) in the case of a single claim, where the amount claimed exceeds $1 million provided that no claim may be brought by the Buyer or Asset Buyer unless and until the aggregate of all such claims exceeds $3 million (and then only to the extent of the excess); and

(c) the maximum aggregate amount which the Buyer and Asset Buyer may recover from the Seller in respect of all claims is $40 million.

The limitations in paragraphs (a), (b) and (c) do not apply in respect of a claim under clause 13.1.

12.7 QUANTIFICATION OF CLAIMS

The quantum of any liability the Seller has to the Buyer or the Asset Buyer under the Seller's Warranties, clause 13 and otherwise under this agreement or the Asset Sale Agreement shall be determined solely by reference to the direct financial impact on the Company (or Asset Buyer) which results from the facts, matters or circumstances on which the claim is based, not being as Warranted.

12.8 STATE EQUIVALENT TAX

The State shall indemnify the Buyer for any State Equivalent Tax imposed on the Company with respect to the period on and from 1 July 1995 until the Completion Date which exceeds the amounts calculated as follows:

(a)  profit on sale of the Excluded Assets by the Company: $nil;

(b) profit earnt by the Company in the months of July, August, September and October 1995: $nil,

(with any amount referred to in paragraph (b) being reduced proportionately if the period is less than one month). The Buyer shall procure the Company does not challenge the basis or any of the amounts specified above.

                                13.  INDEMNITIES

13.1 TAX INDEMNITY

The Seller indemnifies the Buyer as a continuing indemnity against:

(a) any liability or loss suffered or incurred by the Company which arises from (and any costs, charges or expenses incurred by the Company in connection with) any liability to pay Tax which is not fully provided for in the Balance Sheet and which arises in respect of the period before 30 June 1995; and

(b) any increase in the franchise fee (or any replacement fee, levy or charge) from that set out in the draft Franchise Fee Order in annexure D.

13.2 INDEMNITY FOR BREACH

The Seller indemnifies the Buyer against any liability or loss suffered on incurred by the Buyer or the Asset Buyer and arising from (and any costs, charges or expenses incurred by the Buyer or the Asset Buyer or in connection with):

(a) any matter or thing in respect of the Company being other than as represented or warranted in this agreement or the Asset Sale Agreement; and

(b) any breach of, or default under, this agreement by the Seller or the Asset Sale Agreement.

13.3 CLAIMS PROCEDURE

On receipt of a notice under clause 12.6(a) which involves a Third Party Claim, the State shall assume the defence of the claim unless the claim is covered by insurance, in which event the defence will be conducted by the insurer's lawyers. The Buyer or the Asset Buyer, as applicable, shall have the right, at its own cost, to employ separate lawyers or other advisers in any such action or claim and, subject to the consent of the relevant insurance company, to participate in the defence. The Buyer agrees that:

(a) it shall not, and shall ensure the Company does not, pay or settle any claim in respect of which an indemnity may be claimed under this clause 13 or make any admission in respect of any claim in respect of which an indemnity may be claimed under this clause 13 without the prior written consent of the State;

(b) it shall procure that the Company executes such forms and documents and also makes such personnel and documents available to the State as the State may reasonably require to enable the State to assume, defend or take such other action in respect of any such Third Party Claim (including without limitation the lodgment of an objection to the assessment or decision by the Commissioner of Taxation relating to Tax within the time required by the relevant applicable law); and

(c) it must promptly notify the State of receipt of any advice, correspondence or other communication with the third party (or its advisers) which relates to the Third Party Claim.

In this clause "THIRD PARTY CLAIM" means any liability of the Company to a third party which arises out of or results from claims asserted against the Company by a third party, and in respect of which the Seller or the State may be liable to the Buyer or the Asset Buyer under this agreement.

                         14.  ACTION PENDING COMPLETION

14.1 CARRYING ON OF BUSINESS

(a) Before Completion the Seller and the State will ensure that the Company carries on the Business (including payment of its debts as and when they fall due) in the ordinary and normal course so as to preserve the value of the assets, financial and trading position of the Business.

(b) The Seller and the State must also ensure that before Completion (and in the case of paragraph (5) before 30 June 1996) unless the Buyer consents (or fails to object) in accordance with clause 14.2 or as otherwise contemplated by this agreement:

     (1) the Company does not enter into any commitment for more than $100,000 (or commitments with a particular person where the aggregate value of those commitments is more than $100,000) or for longer than 5 years;

     (2) the Company does not issue any shares, options or securities which are convertible into shares in the Company;

     (3) the Company does not dispose of, or agree to dispose of or grant an option to purchase, any material asset of the Company or the Business, or any interest in such asset except pursuant to the Asset Sale Agreement;

     (4) the Company does not engage any new employee with an annual remuneration package in excess of $100,000, terminate any of the Employees, change the terms of employment (including remuneration) of any of the Employees, or pay or provide any bonus to any Employee;

     (5) the Company does not change its financial year end from 30 June in a calendar year; and

     (6) the Company manages the working capital requirements and any liabilities of the Company in the ordinary course of business (with both the Seller and the Buyer having the right to have their respective representatives observe management in carrying out such activities).

(c) The State and the Seller must ensure that before Completion any cheque to be drawn by the Company in excess of $100,000 (and any repayment of the TCV
     Loan) must be countersigned by a representative of the Seller and (if available) the Buyer's Representative. The parties must ensure that no payments are split with a view to avoiding this provision.

14.2 BUYER'S REPRESENTATIVE

(a) The Buyer must nominate a person ("Buyer's Representative") who has authority to act on behalf of the Buyer in relation to any queries, consents or approvals required under this agreement (including the signature of cheques under clause 14.1(c)) or the Asset Sale Agreement. The Buyer's Representative shall be Mr Andrew M Guarriello.

(b) If the Buyer's Representative does not consent or object to the entry into of a particular contract or conduct of the type described in clause 14.1(b) within 5 Business Days of being notified of the Company's intention to enter into that contract or implement that conduct, the Buyer shall be deemed to have consented to the entry into of that contract or implementation of that course of conduct.

14.3 ACCESS

Before the Completion Date the Seller and the State must use reasonable endeavours to:

(a) ensure that the Buyer, and any person authorised by the Buyer, is given all reasonable access during normal business hours to the assets, properties, books of account, records and documents of the Company (including an office, telephone and other reasonable office facilities in its Mt Waverley head office);

(b) promptly provide the Buyer with all explanations and information it requests in respect of the Company or the Business; and

(c) ensure that the Buyer, and any person authorised by the Buyer is given reasonable access to senior management of the Company.

14.4 EBA

As from the date of this agreement, the Buyer is entitled to participate and be actively involved in all discussions or negotiations with senior management relating to the enterprise bargaining agreement on behalf of the Company.

14.5 DRAFT CONTRACTS

The Buyer acknowledges that:

(a) a draft contract relating to the supply of community service obligations by the Company; and

(b) an amendment to the connection agreement dated 3 October 1994 between Power Net Victoria and the Company,

is included within the Data Room Documentation, and that the Company will, on or before Completion, enter into those agreements and effect those amendments on terms which, in the case of the contract referred to in paragraph (a), require full compensation to be paid to the Company for the cost of discharging its obligations.

                               15.  ANNOUNCEMENTS

15.1 LEGAL REQUIREMENTS

Each of the Buyer and the Asset Buyer may disclose anything in respect of this agreement or the terms of sale of the Shares or Excluded Assets as required:

(a)  by applicable law; or

(b) by the requirements of any recognised stock exchange on which its shares or the shares of any related body corporate are listed,

but must consult with the State before making the disclosure; and

(c) use reasonable endeavours to accommodate reasonable request by the State as to the form and content of the disclosure; and

(d) claim, to the maximum extent possible, any rights of confidentiality that may be afforded the Buyer or the Asset Buyer under such laws or requirements.

15.2 DISCLOSURE TO OFFICERS AND PROFESSIONAL ADVISERS

A party may disclose anything in respect of this agreement or the terms of the sale of the Shares or Excluded Assets to such of the officers and professional advisers of that party and its related bodies corporate as need to know that thing for the ordinary business purposes of the Company, the Buyer or the Asset Buyer but it must use its best endeavours to ensure all matters disclosed are kept confidential.

15.3 FURTHER PUBLICITY

Subject to clauses 15.1 and 15.2 neither the Buyer nor the Asset Buyer may disclose the provisions of this agreement, the Asset Sale Agreement the terms on which the Shares are sold or the terms on which the Excluded Assets are sold unless the State has first consented in writing.

15.4 COMPANY'S COMPLIANCE WITH ELECTRICITY ACT

The Buyer, the Asset Buyer, the Seller and the State each acknowledge that the Company is, while it is a public distribution company under the Electricity Act, under obligations to provide information to the Minister or the Treasurer under sections 35 and 36 of that Act.

                         16.  DUTIES, COSTS AND EXPENSES

16.1 PAYMENT OF DUTY

Subject to clause 9.5, the Buyer must pay:

(a) any Duty in respect to the execution, delivery and performance of this agreement and any document entered into or signed under this agreement; and

(b) any fine, penalty or other cost in respect of a failure to pay any Duty except to the extent that the fine, penalty or other cost is caused by an act or default on the part of the Seller, in which case the Seller shall pay the Buyer the amount of such fine, penalty or other cost.

16.2 INDEMNITY

Subject to clause 9.5, the Buyer indemnifies the Seller against any amount payable under clause 16.1.

16.3 COSTS AND EXPENSES

Subject to clause 16.1, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery, stamping and registration of this agreement or other document described in clause 16.1(a).

16.4 COSTS OF PERFORMANCE

Any action to be taken by a party in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

                         17.  COVENANTORS' UNDERTAKINGS

17.1 UNDERTAKINGS

Each Covenantor undertakes to the State and the Seller that it shall fund in each component of the capital structure (excluding the AMP Facility) either by way of debt or equity the Buyer in the following proportions:

Utilicorp:                    49.9%
State Authorities:             9.23%
AMP:                     40.87%

so that on Completion the Buyer has sufficient funds to pay the Estimated Purchase Price (and when due for payment, the balance (if any) of the Purchase Price). This clause 17.1 may only be amended with the consent of the Treasurer, and the Covenantors (acting together) may at any time seek that approval.

17.2 INDEMNITY

As a separate and independent principal obligation, each Covenantor indemnifies the Seller and the State against all liabilities, losses, damages, costs or expenses incurred or suffered by the Seller or the State and all actions, proceedings, claims or demands made against the Seller or the State as a result of default by that Covenantor in relation to its obligations specified in clause
17.1 or from any such express or implied obligations being unenforceable.

17.3 WARRANTIES OF THE COVENANTORS

Each of the Covenantors represent and warrant that:

(a) it has the corporate power to enter into this undertaking and has taken all necessary action to authorise the execution, delivery and performance of this agreement;

(b) this undertaking constitutes a legally valid and binding obligation of the Covenantors enforceable in accordance with its terms;

(c) the execution, delivery and performance of this undertaking will not violate any provision of:

     (1) any law or regulation or any order or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory or relevant jurisdiction in which it is incorporated;

     (2) the memorandum or articles of association of the Covenantors or equivalent constituent documents; and

     (3) any security agreement, deed, contract, undertaking or other instrument to which the Covenantors are a party or which is binding on them and does not and will not result in the creation or imposition of any security over any of their assets pursuant to the provision of any such security agreement, deed, contract, undertaking or other instrument; and

(d)  it has complied with the terms of the Confidentiality Deed.

                      18.  STATE'S GUARANTEE AND INDEMNITY

18.1 GUARANTEE

The State, pursuant to section 85B of the State Electricity Commission Act 1958, unconditionally and irrevocably guarantees to the Buyer and the Asset Buyer the due and punctual performance of the Seller's obligations under this agreement (including any indemnities given in favour of the Buyer or the Asset Buyer).

18.2 INDEMNITY

As a separate and independent principal obligation, the State indemnifies the Buyer and the Asset Buyer against all liabilities, losses, damages, costs or expenses incurred or suffered by one or both of the Buyer and the Asset Buyer and all actions, proceedings, claims or demands made against the Buyer or the Asset Buyer as a result of default by the Seller in the performance of any such obligation or from any such express or implied obligations being unenforceable.

18.3 EXTENT OF GUARANTEE AND INDEMNITY

(a)  This clause 18 applies:

     (1) to the present and future obligations of the Seller under this agreement; and

     (2)  to this agreement, as amended, supplemented, renewed or replaced.

(b) The obligations of the State under this clause 18 extend to any change in the obligations of the Seller as a result of:

     (1)  any amendment, supplement, renewal or replacement of this agreement;
          or

     (2)  the occurrence of any other thing.

(c) This clause 18 is not affected, nor are the obligations of the State under this agreement released or discharged or otherwise affected, by anything which, but for this provision, might have that effect.

(d)  This clause 18.3 applies:

     (1) regardless of whether the State is aware of, or has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Buyer and the Seller are a party or the occurrence of any other thing; and

     (2)  irrespective of any rule of law or equity to the contrary.

18.4 AVOIDANCE OF PAYMENTS

(a) If any payment, conveyance, transfer or other transaction relating to or affecting any obligation of the Seller under this agreement is:

     (1)  void, voidable or unenforceable in whole or in part; or

     (2) is claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,


     the liability of the State under this clause 18 and any Power is the same as if:

     (3) that payment, transaction, conveyance or transfer (or the void, voidable or unenforceable part of it); and

     (4) any release, settlement or discharge made in reliance on any thing referred to in clause 18.4(a)(3),

     had not been made and the State must immediately take all action and sign all documents necessary or required by the Buyer to restore to the Buyer this clause 18 and any Security Interest held by the Buyer immediately before the payment, conveyance, transfer or transaction.

(b) Clause 18.4(a) applies whether or not the Seller knew, or ought to have known of, anything referred to in that clause.

18.5 CONTINUING GUARANTEE AND INDEMNITY

This is a continuing obligation of the State, despite:

(a)  any settlement of account; or

(b)  the occurrence of any other thing,
and remains in full force and effect until:

(c)  the obligations of the Seller under this agreement have been performed; and

(d)  this clause 18 has been finally discharged by the Buyer.

18.6 WARRANTIES OF THE STATE

The State represents and warrants that this guarantee and indemnity constitutes a legally valid and binding obligation of the guarantor enforceable in accordance with its terms.

                                  19.  NOTICES

19.1 GENERAL

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this agreement:

(a)  must be in legible writing and in English addressed as shown:

     (1)  if to the Seller:  The Administrator,

          Address:       State Electricity Commission of Victoria,
                         15 William Street
                         Melbourne 3000

          Attention:     Mr G Brooke

          Facsimile:     (03) 9691 2112;

     (2)  if to the State:    The Treasurer

          Address:       Office of the Treasurer
                         55 Collins Street
                         Melbourne  3000

          Attention:     Mr John Perham

          Facsimile:     (03) 9651 6487;

     (3)  if to the Buyer or the Asset Buyer:

          Address:       91 William Street

                         Melbourne Vic  3000

          Attention:     Mr Andrew M Guarriello

          Facsimile:     (03) 9627 2070; and

     (4)  if to the Covenantors:

          If to UtiliCorp United Inc:

          Address:       911 Main Street

                         Suite 3000

                         Kansas City, Missouri  64105

          Attention:     R. Paul Perkins

          Facsimile:     00-111-816-691-3591

with a copy to:

          Address:       Blackwell Sanders Matheny

                         Weary & Lombardi L.C.

                         2300 Main Street

                         Suite 1100

                         Kansas City, Missouri  64108

          Attention:     Ralph G Wrobley, Esq.

          Facsimile:     00-111-816-274-6914

     If to State Authorities Superannuation Board:

          Address:       83 Clarence Street

                         Sydney, New South Wales

          Attention:     Manager, Private Capital

          Facsimile:     (02) 238 5374

     If to Australian Mutual Provident Society:

          Address:       33 Alfred Street,

                         Sydney, New South Wales

          Attention:     Manager, Infrastructure Investments

          Facsimile:     (02) 257-2746

          or as specified to the sender by any party by notice;

(b) where the sender is a company, must be signed by an Officer or under the common seal of the sender;

(c)  is regarded as being given by the sender and received by the addressee:

     (1)  if by delivery in person, when delivered to the addressee; or

     (2) if by facsimile transmission, when transmitted legibly to the addressee,

     but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is regarded as received at 9.00 am on the following Business Day; and

(d) can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

19.2 LEGIBILITY OF FACSIMILE TRANSMISSION

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 19.1(c)(2) and informs the sender that it is not legible.

                              20.  CONTINUED ACCESS

The Buyer and Asset Buyer acknowledges that the State has continuing reporting obligations under:

(a) the uniform budget presentation standards and Australian loan council standards, as agreed from time to time by the Premiers of various States within Australia; and

(b)  the Financial Management Act 1994.

Accordingly, the Buyer and the Asset Buyer must ensure that from Completion up until 31 December 1996, the State is granted full and free access at all reasonable times to those employees of the Company whose knowledge or information is needed by the State (together with all books, records and other data pertaining to the Company and which are referable to the period on and before the Completion Date) to enable it to comply with these obligations.

                                  21.  GENERAL

21.1 GOVERNING LAW AND JURISDICTION

(a) This agreement is governed by the laws of Victoria. Each party irrevocably submits to the exclusive jurisdiction of the courts of Victoria.

(b) Each party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

21.2 WAIVERS

(a) Waiver of any right arising from a breach of this agreement or of any Power arising upon default under this agreement must be in writing and executed by the party granting the waiver.

(b)  A failure or delay in exercise, of:

     (1)  a right arising from a breach of this agreement; or

     (2)  a Power created or arising upon default under this agreement,

     does not result in a waiver of that right or Power.

(c) A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement as constituting a waiver of that right or Power.

(d) A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e) This clause 21.2 may not itself be waived except by writing executed by the party granting the waiver.

21.3 VARIATION

A variation of any term of this agreement must be in writing and executed by the parties.

21.4 FURTHER ASSURANCES

Each party must do all things, and execute all further documents, necessary to give full effect to this agreement.

21.5 SPECIFIC PERFORMANCE

The Seller acknowledges that monetary damages alone would not be adequate compensation to the Buyer for the Seller's breach of its obligations under this agreement and that accordingly specific performance of those obligations is an appropriate remedy.

21.6 THIRD PARTY RIGHTS

No person (including, but not limited to, an Employee) other than a party to this agreement and those persons expressly referred to in paragraphs (r) and (s) of clause 1.2 has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

21.7 THIS AGREEMENT SUPERSEDES OTHERS

This agreement and the Asset Sale Agreement embodies the entire agreement between the parties with respect to the subject matter of this agreement and supersedes any prior negotiation, arrangement, understanding or agreement with respect to the subject matter or any term of this agreement.

EXECUTED by the parties as an agreement.

SIGNED by the Honourable Alan
Robert Stockdale for and on behalf
of the STATE OF VICTORIA in
the presence of:

/s/Suzzanne Redshaw                          /s/Alan Robert Stockdale
---------------------------------            -----------------------------------
Witness                                      Alan Robert Stockdale



Suzzanne Redshaw
---------------------------------
Name (please print)

THE COMMON SEAL of STATE
ELECTRICITY COMMISSION
OF VICTORIA was affixed to this
document in accordance with the
State Electricity Commission Act in
the presence of:


/s/Graham Brooke                             /s/Robert Henry Neil Byrons
---------------------------------            -----------------------------------
Administrator                                Witness


                                             Robert Henry Neil Byrons
                                             -----------------------------------
                                             Name (please print)

THE COMMON SEAL of
POWER PARTNERSHIP PTY LTD
is affixed in accordance with its
articles of association in the presence
of:


/s/Robert Green                              /s/Graham Timms
---------------------------------            -----------------------------------
Director                                     Director/Secretary

Robert Green                                 Graham Timms
---------------------------------            -----------------------------------
Name (please print)                          Name (please print)


SIGNED BY

under power of attorney dated

for UTILICORP UNITED INC
in the presence of:


/s/Leslie J. Parrette, Jr.                   /s/Robert Green
---------------------------------            -----------------------------------
Witness                                      Attorney

Leslie J. Parrette, Jr.                      Robert Green
---------------------------------            -----------------------------------
Name (please print)                          Name (please print)

SIGNED for and on behalf of
STATE AUTHORITIES
SUPERANNUATION BOARD
by its duly authorized attorney              /s/David Shields
DAVID SHIELDS under power                    -----------------------------------
of attorney registered book 4016             Signature of David Shields
no. 710 in the presence of:



/s/Paul Quinn
---------------------------------
Signature of Witness

Paul Quinn
---------------------------------
Name of Witness (print)

SIGNED BY

under power of attorney dated

for AUSTRALIAN MUTUAL
PROVIDENT SOCIETY
in the presence of:

/s/Leslie J. Parrette, Jr.                   /s/Graham Edward Timms
---------------------------------            /s/Daniel Vincent Latham
Witness                                      -----------------------------------
                                             Attorney



/s/Leslie J. Parrette, Jr.                   /s/Graham Edward Timms
---------------------------------            /s/Daniel Vincent Latham
Name (please print)                          -----------------------------------
                                             Name (please print)

     The schedules (or similar attachments) to the Share Sale Agreement listed below have been omitted. The registrant will furnish a supplementary copy of any omitted schedule to the Commission on request.


Schedule 1               Seller's Warranties

Schedule 2               Disclosures

Schedule 3               Intellectual Property Rights

Schedule 4               Zone Sub-Station Properties

Schedule 5               Buyer's Shareholding

Schedule 6               Security Interests

Schedule 7               Superannuation

Schedule 8               Insurance

Schedule 9               EITC Formula

Schedule 10              Cross Ownership Regulations

Annexure A               December Accounts

Annexure B               Agreements ETC Between Group Members/Shareholders in
                         the Buyer

Annexure C               Draft Balance Sheet

Annexure D               Draft Franchise Fee Order and Tariff Order

Annexure E               Franchise Fee Option Terms